EXHIBIT 99.1

FOR IMMEDIATE RELEASE	July 9, 2003

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYAN’S UPDATES GUIDANCE FOR
SECOND QUARTER 2003

PLAINFIELD, IN — July 9, 2003—Galyan’s Trading Company, Inc. (NASDAQ: GLYN), updated its guidance for its fiscal second quarter ending August 2, 2003. For the second quarter, the Company expects to generate sales in the range of $160 million to $164 million and fully diluted earnings per share in the range of ($0.03) to $0.01. The Company also expects comparable store sales results to be in the range of negative eight percent to negative ten percent. The Company expects to update its 2003 fiscal year guidance when second quarter actual results are reported on August 21, 2003.

This new guidance is predicated on previous expectations with respect to EITF 02-16 and inventory shrinkage. The impact of EITF 02-16 is expected to be a loss of approximately $0.02 per share on a fully diluted basis for the second quarter and is included in the Company’s guidance.

Robert B. Mang, Chief Executive Officer and Chairman of the Company, commenting on today’s announcement said, “The economy has continued to be challenging throughout the second quarter and the retail environment has been highly promotional. Also unfavorable weather, particularly in the Eastern U.S. and Midwest, has adversely impacted sales of water sports, swimwear, sandals and shorts. Overall, sales in casual apparel and footwear were particularly weak and were slightly offset by higher than expected sales in outerwear, hunting and bicycles. All of these factors have led to greater than anticipated markdowns in the second quarter, resulting in lower sales and gross margins. With our aggressive inventory management, we expect inventory levels on a per store basis to be below last year. In addition, we continued to exercise discipline by maintaining tight controls over discretionary and variable expenses.”

“Looking ahead, we anticipate the economy and the retail industry will continue to be challenging for the remainder of the year. Galyan’s will continue to control expenses and manage inventory, while offering our shoppers the unique shoppertainment experience they expect at our stores,” concluded Mang.

Quarterly Call Information

Robert B. Mang, Chief Executive Officer and Chairman of the Company, will host the Company’s conference call on Thursday, August 21, 2003 at 10:00 a.m. ET, to discuss the results of the second quarter as well as the outlook for the remainder of the year. The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone at (888) 455-3612.

For those who cannot listen to the live broadcast, a replay of the call will be available until 6:00 p.m. ET on September 1, 2003, at (888) 433-2207, or over the Internet at www.galyans.com.

About Galyan’s Sports and Outdoor Adventure

Galyan’s is a specialty retailer that offers a broad range of products that appeal to consumers with active lifestyles, from the casual consumer to the serious sports enthusiast. Galyan’s operates 37 stores in 17 states and offers outdoor and athletic equipment, apparel, footwear and accessories, as well as casual apparel and footwear.

Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2003 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business: the impact of competition and pricing; risks associated with our limited history of opening and operating new stores; changes in consumer demands, preferences and spending patterns and overall economic conditions; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment; risks relating to the regulation of the products we sell, including firearms; risks relating to changes in our management information systems; risks relating to levels of inventory shrinkage; and risks relating to operational and financial restrictions imposed by our revolving credit facility. See our Annual Report on Form 10-K for the year ended February 1, 2003, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.